UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2022

Kidpik Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41032	81-3640708
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Park Avenue South, 3rd Floor New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 399-2323

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PIK	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of New Director

Effective on November 10, 2022, the Board of Directors of Kidpik Corp., a Delaware corporation (the “Company”), increased the number of members of the Board of Directors from three to four, and appointed Ms. Jill Kronenberg as a member of the Board of Directors to fill the newly created vacancy, each pursuant to the powers provided to the Board of Directors by the Company’s Bylaws. Ms. Kronenberg was appointed as a Class II director. As a Class II director, Ms. Kronenberg is expected to stand for election by the Company’s stockholders at the 2023 Annual Meeting of Stockholders.

The Board of Directors determined that Ms. Kronenberg was “independent” pursuant to the rules of the NASDAQ Capital Market and pursuant to Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

Ms. Kronenberg is not party to any material plan, contract or arrangement (whether or not written) with the Company and there are no arrangements or understandings between Ms. Kronenberg and any other person pursuant to which Ms. Kronenberg was selected to serve as a director of the Company, nor is Ms. Kronenberg a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

The Company also entered into an Indemnification Agreement with Ms. Kronenberg. The Indemnification Agreement provides for indemnification of, and advancement of litigation and other expenses to, Ms. Kronenberg to the fullest extent permitted by law for claims relating to her service to the Company, subject to the terms and conditions contained in the form of Indemnification Agreement incorporated by reference hereto as Exhibit 99.1. The Indemnification Agreement is identical in all material respects to the indemnification agreements entered into with other Company directors.

There are no family relationships between any director or executive officer of the Company, including Ms. Kronenberg.

Ms. Kronenberg was appointed as a member of the Company’s Audit Committee upon her appointment to the Board of Directors, and as a result, the Company now has an Audit Committee consisting of three independent directors.

The Company has no formal director compensation policy; however, it is expected that Ms. Kronenberg will receive equity consideration for her services on the Board of Directors, issuable in the discretion of the Board of Directors, provided that the Company has no current plans to award any equity compensation to Ms. Kronenberg.

Biographical information for Ms. Kronenberg is provided below:

Jill Kronenberg, age 53

Ms. Kronenberg is a seasoned executive with over 20 years of merchandising experience in the retail industry. Ms. Kronenberg has served as the President of JSK Associates, an independent advisory and consulting firm specializing in a wide range of merchandising and strategic growth initiatives since 2015. Ms. Kronenberg served as Chief Merchandising Officer of Marc Ecko Enterprises, a multichannel, fashion apparel brand from 2011-2012, overseeing merchandising, marketing, planning, design, and production. Prior to working at Marc Ecko Enterprises, Ms. Kronenberg served as Senior Vice President of Merchandising and General Merchandise Manager for The Children’s Place (NASDAQ: PLCE) from 2006-2008. Prior to joining The Children’s Place, Ms. Kronenberg spent 9 years at Aeropostale, Inc. (ARO) (from 1997-2006) where she was a key member of the executive team responsible for Aeropostale’s rapid growth and initial public offering, while serving as Vice President of Merchandising and General Merchandise Manager. During her tenure at Aeropostale, Ms. Kronenberg also led and developed the JIMMY’Z brand and organization, Aeropostale’s California lifestyle concept. Prior to Aeropostale, Ms. Kronenberg served as a buyer for Petrie Retail, Inc. and Caldor Inc. Ms. Kronenberg served on the PA Executive Board of Rodeph Sholom School and as PA President of The Shefa School. She earned her Bachelor of Science in Marketing and Management from the School of Business at the State University of New York at Albany.

We have concluded that Ms. Kronenberg is well qualified to serve on our board based upon her extensive merchandising and business strategy experience.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Form of Director and Officer Indemnification Agreement (Filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 16, 2021, and incorporated by reference herein)(File No. 001-41032)
104	Inline XBRL for the cover page of this Current Report on Form 8-K

* Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 10, 2022

Kidpik Corp.

By:	/s/ Ezra Dabah
Name:	Ezra Dabah
Title:	Chief Executive Officer